Exhibit 10.1

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (this “Agreement”) is entered into on August 20, 2024 by and between Elauwit Connection, Inc., a Delaware corporation (“Elauwit”), Daniel McDonough, Jr., (“McDonough”), Barry Rubens (“Rubens”), Taylor Jones (“Jones”) and Sean Arnette (“Arnette”).

WHEREAS, McDonough, Rubens, Jones and Arnette are management consultants and/or executive employees of Elauwit; and

WHEREAS, commencing in December, 2020 occasioned by the COVID-19 pandemic, McDonough, Rubens, Jones and Arnette agreed to defer portions of their owned compensation with the understanding that the cumulative arrearages would be repaid once business conditions permitted; and

WHEREAS, Elauwit desires to acknowledge amounts owed in deferred compensation and to provide a mechanism for repayment.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, Elauwit, McDonough, Rubens, Jones and Arnette agree as follows:

1.      Acknowledgement of Debt. Elauwit acknowledges that as of June 30, 2024 it owes McDonough, Rubens, Jones and Arnette the respective amounts listed below:

McDonough	-	$173,126.60
Rubens	-	$173,126.60
Jones	-	$193,752.79
Arnette	-	$141,366.46

The listed balances include interest at the rate of 3.25% on the cumulative balances from February 1, 2022. A detailed breakdown of deferred compensation balances as of June 30, 2024 is attached hereto as Schedule A.

2.      Repayment of Arrearages. Commencing June 1, 2024, Elauwit has paid the sum of $2,500 per month to each of McDonough, Rubens, Jones and Arnette. Elauwit agrees to continue monthly payments at the minimum amount of $2,500 to McDonough, Rubens, Jones and Arnette until all arrearages are repaid in full. Elauwit may prepay the arrearages in whole or in part or increase the monthly minimum payments in its discretion subject to approval of disinterested Directors. Any prepayment or monthly increase shall apply equally to McDonough, Rubens, Jones and Arnette.

3.      Amendment. No amendment to this Agreement shall be effective unless it has been executed in writing by all parties hereto, and no waiver of any provision of this Agreement shall be effective unless it has been executed in writing by the Party giving such waiver.

4.      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party.

5.      Entire Agreement. This Agreement, together with the Schedule attached hereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior discussions and agreements.

6.      Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware and specifically the Delaware General Corporation Law, without giving effect to any choice or conflict of law provision.

7.      Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other provisions of this Agreement shall nevertheless remain in full force and effect.

8.      Counterparts. This Agreement may be signed electronically and in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures on each counterpart were upon the same instrument. This Agreement may be executed by facsimile or portable document format (PDF) and any signature delivered by facsimile or PDF shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Deferred Compensation Agreement intending to be legally bound thereby, as of the date first written above.

ELAUWIT CONNECTION, INC.

By:	/s/ Barry Rubens
Barry Rubens, CEO

/s/ Daniel McDonough, Jr.
Daniel McDonough, Jr.

/s/ Barry Rubens
Barry Rubens

/s/ Taylor Jones
Taylor Jones

/s/ Sean Arnette
Sean Arnette